Exhibit (a)(9)
SUPPLEMENT TO OFFER TO EXCHANGE
ELIGIBLE RESTRICTED STOCK UNIT AWARDS
August 27, 2008

     We are providing the following supplemental information regarding our offer to Eligible Employees to exchange, in 25% increments, Eligible RSUs for (i) a SAR; (ii) a Notional Cash Account Credit; or (iii) a combination thereof, upon the terms and subject to the conditions set forth in the Offer to Exchange Eligible Restricted Stock Unit Awards, dated August 14, 2008 (the “Offer to Exchange”), as amended and supplemented by this Supplement to Offer to Exchange Eligible Restricted Stock Unit Awards, dated August 27, 2008 (this “Supplement”), the Acceptance Letter, as amended and supplemented, and the Withdrawal Letter, as amended and supplemented (which together, as amended or supplemented from time to time, constitute the “Offer”). All capitalized terms used but not otherwise defined in this Supplement shall have the meanings given to such terms in the Offer to Exchange. You should read this Supplement together with the Offer to Exchange, the Acceptance Letter and the Withdrawal Letter when making your decision whether to accept the Offer.
     This Supplement amends and supplements the Offer to Exchange, Acceptance Letter and Withdrawal Letter. Except as expressly set forth below in this Supplement, the terms of the Offer (prior to giving effect to the Supplement) and information contained in the Offer to Exchange, Acceptance Letter and Withdrawal Letter (prior to giving effect to the Supplement), remain in effect. The information in this Supplement is in addition to and some of it is different from the information contained in the Offer to Exchange, Acceptance Letter and Withdrawal Letter previously distributed to you. To the extent the information in this Supplement is different from the information contained in the Offer to Exchange, Acceptance Letter or Withdrawal Letter previously distributed to you, the information in this Supplement shall govern the terms and conditions of the Offer.
     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO PARTICIPATE OR REFRAIN FROM ELECTING TO PARTICIPATE IN THIS OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO PARTICIPATE IN THIS OFFER.
     THIS OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Our Board of Directors recognizes that the decision to accept the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial, legal or tax situation. The information about this Offer is limited to this Supplement, the Offer to Exchange, Acceptance Letter, Withdrawal Letter and other documents and materials previously distributed to you by Lear in connection with the Offer.
REVISED OR ADDITIONAL INFORMATION REGARDING THE OFFER
GENERALLY
Expiration Date
     The Offer Expiration Date will occur at 12:00 Midnight, Eastern Time, on September 11, 2008, unless we extend the Offer. All references to the Offer Expiration Date, procedures for participating in the Offer, withdrawal rights, deadlines for submitting an Acceptance Letter and/or Withdrawal Letter and other references to 11:59 p.m., Eastern Time, on September 11, 2008 contained in the Offer to Exchange, Acceptance Letter, Withdrawal Letter and the Forms of Confirmation and Form of Reminder E-Mail to Eligible Employees attached as Exhibits (a)(5) and (a)(6), respectively, to the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on August 14, 2008, as amended on August 20, 2008, shall be deemed to refer to 12:00 Midnight, Eastern Time, on September 11, 2008, unless we extend the Offer.
     To participate and accept the Offer to exchange Eligible RSUs for a SAR and/or Notional Cash Credit, you must be an Eligible Employee and you must tender for exchange all or a portion of your Eligible RSUs by 12:00 Midnight, Eastern Time, on September 11, 2008, (or such later date to which we may extend the Offer) by delivering to us a properly completed and signed Acceptance Letter. Additionally, you can withdraw your election to tender for exchange Eligible RSUs by delivering to us a properly completed and signed Withdrawal Letter, by 12:00 Midnight, Eastern Time, on September 11, 2008 (or such later date to which we may extend the Offer). In each case, a properly completed and signed Acceptance Letter and/or Withdrawal Letter, as applicable, must be delivered to us by e-mail at MSPP@lear.com or facsimile at (248) 447-1727, Attention: Karen M. Rosbury, by the Offer Expiration Date.
Final and Binding Determination
     To the extent the Offer to Exchange, Acceptance Letter or Withdrawal Letter indicate that a determination made by Lear with respect to any matter is final and binding upon all persons, Lear acknowledges that Eligible Employees may challenge any determination made by Lear with respect to a matter in a court of competent jurisdiction. Further, Lear acknowledges that a non-appealable determination by a court of competent jurisdiction will be final and binding on all persons.

OFFER TO EXCHANGE
GENERALLY
Determinations by Lear
     All references to the terms “sole judgment” or “sole discretion” contained in the Offer to Exchange shall be deleted and replaced with terms “reasonable judgment” or “reasonable discretion,” as applicable.
SUMMARY TERM SHEET
     The section of the Offer to Exchange under the heading “Summary Term Sheet — Extension, Termination and Amendment of the Offer” is amended and restated in its entirety to read as follows:
     Extension, Termination and Amendment of the Offer
     We expressly reserve the right, in our reasonable discretion, to terminate the Offer for the reasons set forth under the heading “Terms of the Offer — Conditions to the Offer” or extend or amend the Offer by the Offer Expiration Date. See “Terms of the Offer - Extension of the Offer; Termination; Amendment” for more information regarding these rights.
RISKS OF PARTICIPATING IN THE OFFER
     The section of the Offer to Exchange under the heading “Risks of Participating in the Offer - Forward Looking Statements” is amended and restated in its entirety to read as follows:
     Forward Looking Statements
     This Offer to Exchange may contain or incorporate by reference forward-looking statements, including statements regarding the Company’s anticipated financial results and liquidity. The use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions, are intended to identify these forward looking statements.
     Conditions in the automotive industry are volatile and uncertain. The Company’s actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition of the Company’s customers or suppliers, changes in actual industry vehicle production levels from the Company’s current estimates, fluctuations in the production of vehicles for which the Company is a supplier, the loss of business with respect to, or the lack of commercial success of, a vehicle model for which the Company is a significant supplier, including declines in sales of full-size pickup trucks and large sport utility vehicles, disruptions in the relationships with the Company’s suppliers, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer negotiations, the impact and timing of program launch costs, the costs, timing and success of restructuring actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign (non-United States) countries, competitive conditions impacting the Company’s key customers and suppliers, the cost and availability of raw materials and energy, the Company’s ability to mitigate increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers, the Company’s ability to access capital markets on commercially reasonable terms and other risks described from time to time in the Company’s Securities and Exchange Commission filings. In particular, the Company’s financial outlook is based on several factors, including the Company’s current industry vehicle production and raw material pricing assumptions. The Company’s actual financial results could differ materially as a result of significant changes in these factors.
     The forward-looking statements in this Offer to Exchange are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.
TERMS OF THE OFFER
Information Regarding Lear
     Financial Information
     The Offer to Exchange is supplemented and amended to add the following paragraph and selected financial information following the first paragraph under the heading “Terms of the Offer - Information Regarding Lear — Financial Information”:
     The following selected financial information is derived from Lear’s consolidated financial statements. The selected financial data below should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K/A for the year ended December 31, 2007.

	For the Year Ended
	December 31,
	2007	2006
	(In millions)
Balance Sheet Data:
Current assets	$3,718.0	$3,890.3
Long-term assets	4,082.4	3,960.2
Current liabilities	3,603.9	3,887.3
Long-term liabilities	3,105.8	3,361.2

	For the Year Ended
	December 31,
	2007	2006
	(In millions, except per share data)
Statement of Operations Data:
Net sales	$15,995.0	$17,838.9
Gross profit	1,148.5	927.7
Income (loss) before cumulative effect of a change in accounting principle	241.5	(710.4)
Net income (loss)	241.5	(707.5)

Basic net income (loss) per share:
Income (loss) per share before cumulative effect of a change in accounting principle	$3.14	$(10.35)
Basic net income (loss) per share	$3.14	$(10.31)
Diluted net income (loss) per share:
Income (loss) per share before cumulative effect of a change in accounting principle	$3.09	$(10.35)
Diluted net income (loss) per share	$3.09	$(10.31)
Conditions to the Offer
     The last sentence of the final paragraph under the heading “Terms of the Offer — Conditions to the Offer” shall be amended and restated in its entirety to read as follows:
     Any determination that we make concerning the events and conditions described in this section, “Terms of the Offer — Conditions to the Offer,” may be challenged by an Eligible Employee in a court of competent jurisdiction. A non-appealable determination by a court of competent jurisdiction will be final and binding upon all persons.
Extension of the Offer; Termination; Amendment
     The first sentence of the first paragraph under the heading “Terms of the Offer — Extension of the Offer; Termination; Amendment” shall be amended and restated in its entirety to read as follows:
     We expressly reserve the right, in our reasonable judgment, prior to the Offer Expiration Date to terminate the Offer for the reasons set forth above under “Terms of the Offer — Conditions to the Offer” or to amend the Offer and postpone our acceptance and cancellation of any Eligible RSUs tendered pursuant to the Offer by giving oral or written notice of such termination or postponement to Eligible Employees or by making a public announcement thereof.
     The first two sentences of the last paragraph under the heading “Terms of the Offer - Extension of the Offer; Termination; Amendment” shall be amended and restated in their entirety to read as follows:
     In addition, we will not be required to accept any Tendered RSUs, and we may terminate this Offer for the reasons set forth above under “Terms of the Offer — Conditions to the Offer,” amend the Offer or extend our acceptance and cancellation of any Eligible RSUs tendered for cancellation, if at any time prior to the Offer Expiration Date, we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Tendered RSUs. We may waive any conditions to the Offer, in whole or in part, at any time and from time to time prior to the Offer Expiration Date, in our reasonable discretion, whether or not we waive any other condition to the Offer.
ACCEPTANCE LETTER
     Paragraph 10 of the Acceptance Letter is amended and restated in its entirety to read as follows:
     (10) I understand and agree to all of the terms and conditions of the Offer and this Acceptance Letter.
     The amended form of the Acceptance Letter is attached as Annex A to this Supplement. Each Acceptance Letter returned by any Eligible Employee prior to the date hereof or in the future shall be deemed for all purposes to incorporate this amendment.
WITHDRAWAL LETTER
     Paragraph 6 of the Withdrawal Letter is amended and restated in its entirety to read as follows:
     (6) I understand and agree to all of the terms and conditions of the Offer and this Withdrawal Letter.
     The amended form of the Withdrawal Letter is attached as Annex B to this Supplement. Each Withdrawal Letter returned by any Eligible Employee prior to the date hereof or in the future shall be deemed to incorporate this amendment.
Lear Corporation
August 27, 2008

Annex A
[Name of Participant]
FORM OF ACCEPTANCE LETTER
Important: Please read this Acceptance Letter in its entirety before submitting this Acceptance Letter.
Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48033
Attention: Karen M. Rosbury
facsimile: (248) 447-1727
e-mail: MSPP@lear.com
TRANSMISSION OF THIS ACCEPTANCE LETTER VIA E-MAIL OR FACSIMILE TO A NUMBER OR E-MAIL ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.
* * * * * *
To Lear Corporation:
     Subject to the terms and conditions of the Offer (as defined below), I hereby tender to Lear Corporation (the “Company”) for exchange the number of Eligible RSUs indicated in my election below (the “Tendered RSUs”) and elect to receive a credit to a Notional Cash Account and/or cash-settled Stock Appreciation Right (“SAR”) (each as more fully described in the Offer to Exchange) in exchange for the Tendered RSUs as specified below. Capitalized terms used but not defined herein have the meanings given to such terms in the Offer to Exchange Eligible Restricted Stock Unit Awards dated August 14, 2008 (the “Offer to Exchange”).
     For purposes hereof, the “Offer” refers to the Offer to Exchange and related cover letter, dated August 14, 2008, the receipt of which I hereby acknowledge, and this Acceptance Letter, in each case as they may be amended from time to time. “Eligible RSUs” refers to the restricted stock units (“RSUs”) that were granted to me under the Lear Corporation Management Stock Purchase Plan (“MSPP”) and that are eligible for exchange pursuant to the terms and conditions of the Offer (i.e. up to 50% of your RSUs from each year noted below).
     I currently hold the following number of RSUs in my MSPP account (amounts to be inserted by Lear)(amounts are listed as N/A if no RSUs are held for a particular year, in which case any reallocation election made with respect to such year will be disregarded):

2006 RSUs: [ ]	2007 RSUs: [ ]	2008 RSUs: [ ]
     If you choose to reallocate any of your RSUs associated with the years noted above, you will need to make a separate election for each Tranche of RSUs you would like to reallocate. If you do not wish to reallocate any of your RSUs, you do not need to take any action.
     Check one of the following if you would like to tender and reallocate a portion of your 2006 RSUs:

___	25% in exchange for cash-settled SARs (at a ratio of 4 SARs per RSU)

___	25% in exchange for a Notional Cash Account Credit

___	50% in exchange for cash-settled SARs (at a ratio of 4 SARs per RSU)

___	50% in exchange for a Notional Cash Account Credit

___	25% in exchange for a Notional Cash Account Credit and 25% in exchange for cash-settled SARs (at a ratio of 4 SARs per RSU)

[Name of Participant]

___	No tender or reallocation (Note: If you choose this alternative for every Tranche of RSUs, you do not need to return this Acceptance Letter.)

Check one of the following if you would like to tender and reallocate a portion of your 2007 RSUs:

___	25% in exchange for cash-settled SARs (at a ratio of 3 SARs per RSU)

___	25% in exchange for a Notional Cash Account Credit

___	50% in exchange for cash-settled SARs (at a ratio of 3 SARs per RSU)

___	50% in exchange for a Notional Cash Account Credit

___	25% in exchange for a Notional Cash Account Credit and 25% in exchange for cash-settled SARs (at a ratio of 3 SARs per RSU)

___	No tender or reallocation (Note: If you choose this alternative for every Tranche of RSUs, you do not need to return this Acceptance Letter.)

Check one of the following if you would like to tender and reallocate a portion of your 2008 RSUs:

___	25% in exchange for cash-settled SARs (at a ratio of 3 SARs per RSU)

___	25% in exchange for a Notional Cash Account Credit

___	50% in exchange for cash-settled SARs (at a ratio of 3 SARs per RSU)

___	50% in exchange for a Notional Cash Account Credit

___	25% in exchange for a Notional Cash Account Credit and 25% in exchange for cash-settled SARs (at a ratio of 3 SARs per RSU)

___	No tender or reallocation (Note: If you choose this alternative for every Tranche of RSUs, you do not need to return this Acceptance Letter.)
     Subject to, and effective upon, the Company’s acceptance of the Tendered RSUs, I hereby surrender to the Company all right, title and interest in and to the Tendered RSUs identified above and release the Company from any and all claims relating to the Tendered RSUs.
     I hereby represent and warrant that I have full power and authority to tender for exchange the Tendered RSUs and that, when and to the extent the Tendered RSUs are accepted by the Company, the Tendered RSUs will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable MSPP Terms) and the Tendered RSUs will not be subject to any adverse claims.
     Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to participate in the opportunity to tender (that is, surrender) for cancellation all of my Tendered RSUs in exchange for a Notional Cash Account Credit and/or cash-settled SAR pursuant to the terms and conditions of the Offer.
     I understand and acknowledge that:

[Name of Participant]

     (1) I may tender up to 50% of my RSUs in 25% increments, but I am not required to tender any of my RSUs.
     (2) All Tendered RSUs properly tendered prior to 12:00 Midnight., Eastern Time, on September 11, 2008, unless the Company has extended the period of time the Offer will remain open (the “Offer Expiration Date”), will be cancelled subject to the terms and conditions of the Offer.
     (3) Upon the Company’s acceptance of the Tendered RSUs for cancellation, I understand that the Tendered RSUs will be cancelled and I will have no further rights with respect to, and I hereby release the Company and its affiliates from any and all claims relating to, such Tendered RSUs, whether pursuant to the Lear Corporation Long-Term Stock Incentive Plan, the MSPP Terms, the MSPP Supplement, or otherwise. I acknowledge the receipt of fair value with respect to such Tendered RSUs in connection with the Offer.
     (4) By tendering for exchange the Tendered RSUs pursuant to the procedure described in the Offer to Exchange, I (i) accept the terms and conditions of the Offer and (ii) consent to the amendment of the MSPP Terms in the form of the MSPP Supplement, which shall govern the terms and conditions of my SARs and/or Notional Cash Account. The Company’s acceptance for cancellation of the Tendered RSUs will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.
     (5) Under certain circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Tendered RSUs, and in any such event, the Tendered RSUs delivered herewith, but not accepted for cancellation, will be returned to me at the address indicated below.
     (6) If I elect not to exchange all Eligible RSUs or if any Eligible RSUs I tender for exchange are not accepted for cancellation, all such non-cancelled Eligible RSUs shall remain outstanding and retain their current distribution schedule and other current terms in accordance with the MSPP Terms and the Lear Corporation Long-Term Stock Incentive Plan. In the event my employment with the Company is terminated for any reason prior to the completion of the Offer, I will not be entitled to participate in the Offer and any Tendered RSUs shall be returned to me by the Company.
     (7) The Company has advised me to consult with my own financial, legal and/or tax advisors as to the consequences of participating or not participating in the Offer.
     (8) Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any acceptance letter, nor will anyone incur any liability for failure to give any such notice. The Company will determine, in its discretion, all matters as to the form and validity, including time of receipt, of acceptance letters. The Company’s determination of these matters will be final and binding.
     (9) A signed copy of this Acceptance Letter (or a facsimile copy thereof) must be received by the Company on or prior to the Offer Expiration Date. A properly signed and completed copy of this Acceptance Letter must be delivered either (i) by e-mail by attaching a PDF file of this Acceptance Letter or (ii) by facsimile. DELIVERY BY REGULAR INTERNAL OR EXTERNAL MAIL WILL NOT BE ACCEPTED. The method by which the signed and completed Acceptance Letter is delivered is at my option and risk, and the delivery will be deemed made only when actually received by the Company by e-mail at MSPP@lear.com or by facsimile to (248) 447-1727, Attention: Karen M. Rosbury. In all cases, sufficient time should be allowed to ensure timely delivery.
     (10) I understand and agree to all of the terms and conditions of the Offer and this Acceptance Letter.
     All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives,

[Name of Participant]

successors and assigns. Except as stated in the Offer to Exchange, this tender for exchange is irrevocable.
     I have signed this Acceptance Letter exactly as my name appears on my MSPP statements evidencing the Eligible RSUs I am tendering.
SIGNATURE OF ELIGIBLE EMPLOYEE

(Signature of Eligible Employee)
Date:                                         , 2008
Print Name:
Address:
Telephone No. (with area code):
Tax ID/Social Security No.:
Employee ID:

Annex B
[Name of Participant]
FORM OF WITHDRAWAL LETTER
Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48033
Attention: Karen M. Rosbury
facsimile: (248) 447-1727
e-mail: MSPP@lear.com
TRANSMISSION OF THIS WITHDRAWAL LETTER VIA E-MAIL OR FACSIMILE TO A NUMBER OR E-MAIL ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.
* * * * * *
To Lear Corporation:
     Pursuant to the terms and subject to the conditions of the Offer (as defined below), and this Withdrawal Letter, I hereby withdraw the tender of all of my Eligible RSUs that I previously tendered for exchange pursuant to the Offer. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Offer to Exchange Eligible Restricted Stock Unit Awards, dated August 14, 2008 (the “Offer to Exchange”).
     For purposes hereof, the “Offer” refers to the Offer to Exchange and related cover letter, dated August 14, 2008, and my Acceptance Letter, in each case as they may be amended from time to time. “Eligible RSUs” refers to the restricted stock units (“RSUs”) that were granted to me under the Management Stock Purchase Plan (“MSPP”) and that are eligible for exchange pursuant to the terms and conditions of the Offer.
     Upon the terms and subject to the conditions set forth in the Offer to Exchange and my Acceptance Letter, I participated in the opportunity to exchange (that is, surrender) for cancellation all or a portion of my Eligible RSUs granted under the Long-Term Stock Incentive Plan pursuant to a deferral or deferrals under the Management Stock Purchase Plan thereunder (my “Tendered RSUs”) for a credit to a Notional Cash Account and/or cash-settled Stock Appreciation Right (“SAR”).
     Pursuant to the terms and subject to the conditions of the Offer, I understand that I can withdraw the tender of my Tendered RSUs any time prior to 12:00 Midnight, Eastern Time, on September 11, 2008, or such later date as may be applicable if the Company decides to extend the period of time the Offer will remain open (each such date, the “Offer Expiration Date”).
     Accordingly, under the terms and subject to the conditions of the Offer and this Withdrawal Letter, I, the undersigned, hereby withdraw the tender for exchange of all my Tendered RSUs.
     I understand and acknowledge that:
     (1) I may not rescind my withdrawal and the Tendered RSUs that I hereby withdraw will be deemed not properly tendered for purposes of the Offer unless I re-tender those RSUs for exchange prior to the Offer Expiration Date by following the procedures described in the Offer to Exchange under “Procedures for Tendering Eligible RSUs.”
     (2) I must withdraw all of my Tendered RSUs. I may not withdraw only a portion of my Tendered RSUs. Upon withdrawal of my Tendered RSUs, I understand that all such RSUs shall remain outstanding pursuant to their original terms and conditions, including their distribution schedule, unless I re-tender such RSUs for exchange in accordance with the terms and conditions of the Offer.

[Name of Participant]
     (3) Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Letter, nor will anyone incur any liability for failure to give any such notice. The Company will determine, in its discretion, all matters as to the form and validity, including time of receipt, of any Withdrawal Letter. The Company’s determination of these matters will be final and binding.
     (4) All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. As stated above, this withdrawal may not be rescinded.
     (5) A signed copy of this Withdrawal Letter (or a facsimile copy thereof) must be received by the Company on or prior to the Offer Expiration Date. A properly signed and completed copy of this Withdrawal Letter must be delivered either (i) by e-mail by attaching a PDF file of this Withdrawal Letter or (ii) by facsimile. DELIVERY BY REGULAR INTERNAL OR EXTERNAL MAIL WILL NOT BE ACCEPTED. The method by which the signed and completed Withdrawal Letter is delivered is at my option and risk, and the delivery will be deemed made only when actually received by the Company by e-mail at MSPP@lear.com or by facsimile to (248) 447-1727, Attention: Karen M. Rosbury. In all cases, sufficient time should be allowed to ensure timely delivery.
     (6) I understand and agree to all of the terms and conditions of the Offer and this Withdrawal Letter.
This Withdrawal Letter has been completed and signed in the same name that appears on the Acceptance Letter previously submitted by me.
SIGNATURE OF ELIGIBLE EMPLOYEE

(Signature of Eligible Employee)
Date:                                         , 2008
Print Name:
Address:
Telephone No. (with area code):
Tax ID/Social Security No.:
Employee ID:

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